Exhibit 5.2

February 22, 2024
Ladies and Gentlemen:
We have acted as special counsel to A&A Auto Parts Stores, Inc., a Pennsylvania corporation (“A&A Auto Parts”), KAO Logistics, Inc., a Pennsylvania corporation (“KAO”) and Keystone Automotive Operations, Inc., a Pennsylvania corporation (“Keystone” and together with A&A Auto Parts and KAO, collectively, the “Guarantor Opinion Parties” and each, individually, a “Guarantor Opinion Party”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) common stock, par value $0.01 per share (the “Common Stock”) of LKQ Corporation, a Delaware corporation and ultimate parent company of each Guarantor Opinion Party (“LKQ Corp”); (b) LKQ Corp’s senior debt securities (the “LKQ Corp Debt Securities”), which may be fully and unconditionally guaranteed by the Guarantor Opinion Parties, and which may be issued pursuant to an indenture, the form of which is attached as Exhibit 4.18 to the Registration Statement, as supplemented on or after the date hereof (the “LKQ Corp Indenture”), among LKQ Corp, the subsidiary guarantors party thereto (including the Guarantor Opinion Parties) (the “Subsidiary Guarantors”), a trustee to be named (the “Trustee”) and a paying agent, transfer agent, and registrar to be named (the “Agent”); (c) warrants of LKQ Corp (the “Warrants”), which may be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between LKQ Corp and the warrant agent to be named therein (the “Warrant Agent”); (d) purchase contracts (the “Purchase Contracts”) which may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between LKQ Corp and the purchase contract agent to be named therein (the “Purchase Contract Agent”); (e) units (the “Units”) to be issued under one or more unit agreements to be entered into among LKQ Corp and a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”); (f) guarantees (the “LKQ Corp Guarantees”) of the LKQ Corp Debt Securities by the Subsidiary Guarantors (including the Guarantor Opinion Parties); (g) LKQ senior debt securities (the “LKQ Finance Debt Securities” and, together with the LKQ Corp Debt Securities, the “Debt Securities”) of LKQ Dutch Bond B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“LKQ Finance”), which may be fully and unconditionally guaranteed by LKQ Corp and the Subsidiary Guarantors (including the Guarantor Opinion Parties), and which may be issued pursuant to an indenture, the form of which is attached as Exhibit 4.19 to the Registration Statement, as supplemented prior to the date hereof (the “LKQ Finance Indenture” and, together with the LKQ Corp Indenture, the “Indentures”), among LKQ Finance, LKQ Corp, the Subsidiary Guarantors, the Trustee and the Agent; and (h) guarantees (the “LKQ Finance Guarantees” and, together with the Common Stock, the Debt Securities, the Warrants, the Purchase Contracts, the Units, and the LKQ Corp Guarantees, the “Securities”) of the LKQ Finance Debt Securities by LKQ Corp and the Subsidiary Guarantors. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities Act. Capitalized terms used but not otherwise defined herein that are defined in the Registration Statement shall have the meanings given to them in the Registration Statement.

One Liberty Place 1650 Market Street Suite 2800 Philadelphia, PA 19103 215.665.2000 800.523.2900 215.665.2013 Fax cozen.com

In rendering the opinions expressed in this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
(a) the Certificates of Organization and the bylaws of each Guarantor Opinion Party (collectively, the “Charter Documents”);
(b) resolutions of the Board of Directors of each Guarantor Opinion Party authorizing the actions to be taken by the Guarantor Opinion Parties in connection with the transactions contemplated by the Indentures;
(c) subsistence certificates issued by the Secretary of the Commonwealth of Pennsylvania dated February 15, 2024 with respect to each Guarantor Opinion Party (the “Subsistence Certificates”); and
(d) the Indentures.
The documents listed in (a) through (c) above are hereinafter referred to as the “Organizational Documents” and each, an “Organizational Document.”
Based on and subject to the foregoing, and subject to the exceptions, qualifications and assumptions set forth below, we are of the opinion that:
1.Each Guarantor Opinion Party is a corporation validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.
2.Each Guarantor Opinion Party has the corporate power to provide the LKQ Corp Guarantees and the LKQ Finance Guarantees and to perform its obligations under the Indenture.
3.Each Guarantor Opinion Party has duly authorized the LKQ Corp Guarantees, the LKQ Finance Guarantees, and the Indentures and duly authorized the execution and delivery of the Indentures.
The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:
(a)In rendering the opinion concerning the subsistence of the Guarantor Opinion Parties set forth in Paragraph 1 above, we have relied solely on the Subsistence Certificates.
(b)We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed that each natural person who has executed the Guarantees, the Indenture and/or any instrument, document or agreement related thereto, on behalf of each Guarantor Opinion Party, is legally competent to do so.
(c)We have relied as to certain matters on information obtained from public officials, officers of the Company and the Initial Guarantors, and other sources believed by us to be responsible.
This opinion is limited to the matters expressly stated herein. No implied opinions are to be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is expressed as of the date hereof. We do not assume any obligation to update or supplement this opinion to reflect, or otherwise advise you of, any facts or circumstances which may hereafter come to our attention or any changes in facts, circumstances or law which may hereafter occur.

We are members of the bar of the Commonwealth of Pennsylvania. We do not express any opinion herein on any laws other than the law of the Commonwealth of Pennsylvania.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Cozen O’Connor

COZEN O'CONNOR